Exhibit (a)(2)
June 4, 2007

All,

        As many of you will have seen, earlier today we issued the attached press release containing a number of important announcements regarding our Company. I want to take this opportunity to briefly discuss those announcements and what they mean for Openwave employees.

        First, our Board of Directors has unanimously determined that Harbinger's unsolicited partial tender offer undervalues Openwave and is not in the best interests of the Company and all of our stockholders. After consultation with Openwave's senior management and its financial advisors, the Board believes that implementation of Openwave's stand-alone plan will generate greater value for stockholders than Harbinger's offer. As such, the Board has recommended that our stockholders not tender their shares into the offer.

        The Board noted that in March 2007 Openwave commenced a strategic process to explore strategic alternatives and options to enhance stockholder value, including a possible sale of the Company. During the process, the Company made management presentations to, and engaged in discussions with, a number of interested parties. Despite expressions of interest, no party ultimately emerged from the strategic process with a binding proposal to acquire the Company. The Board has determined that the interests of Openwave, our employees, customers and stockholders will be best served by executing on our focused strategic plan as a stand-alone company to remain a global leader and industry pioneer in the telecommunications software market.

        The attached press release includes a more detailed discussion of the Board's decision, and I also encourage you to read the Board's formal response enclosed in a filing that we have made today with the Securities and Exchange Commission and which is publicly available at www.sec.gov or in the Investors section of the Company's website at www.openwave.com.

        With the Strategic Alternatives process now concluded, it is imperative that we as a company focus on executing our FY08 business plan. The Company's strategic plan, which I will discuss with you in more detail during our All Hands meetings scheduled for later today, is focused on driving sustainable revenue and profitable growth, simplifying and aligning the Openwave product portfolio and reshaping the Company to meet our business goals and operating plans. The plan is about accelerating the real potential of our core products and structuring the Company so we can continue to meaningfully invest in areas of opportunity for the business.

        As part of this realignment process the Company announced today a company restructuring, including an approximately 20% workforce reduction. This restructuring also includes a number of changes to our executive team that I will talk through with you later today. The decision to reduce our workforce was extremely difficult and one that was made only following the utmost consideration for every alternative available to the Company. Please rest assured that we are committed to minimizing the impact on affected employees and providing them with severance and other benefits that recognize their contributions to our Company. Further, we are taking steps to help ensure that these initiatives will have no impact on our level of customer service.

        On a personal note, I want to say that I understand and appreciate the invaluable contributions that our employees make everyday to build such an outstanding organization. You have continued to execute on our goals, despite some tough challenges during the last few months.

        It is worth repeating that it is imperative that we now focus on our objectives and the execution of our operating plan. I want to thank you for your hard work and unwavering dedication. Your performance has been impressive and remains an important factor in our ability to capitalize on the opportunities before us. We will be holding All Hands meetings today and tomorrow, where I will discuss these announcements in more detail. The meetings will be held on:

  3PM PT Monday June 4: Live in the Bay Café
  7PM PT Monday June 4: Conference call
  7AM PT Tuesday June 5: Conference call

        As always, it is important that we speak with one voice, so consistent with our existing policy, please continue to forward any inquiries you may receive from outside parties to Vikki Herrera at +1 650 480 6753.

        On behalf of our Board and management team, I thank you for your continuing support and I look forward to speaking with many of you at the All Hands later today and in the days and weeks ahead.

Best,

Robert Vrij

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Forward Looking Statements

        Certain statements made in this communication indicating the Company's or management's intentions, beliefs, expectations, plans, prospects, or predictions for the future are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual or future results to differ materially from those suggested by the forward-looking statements, and readers are cautioned not to place undue reliance upon these forward-looking statements. These forward-looking statements are based on the opinions and estimates of management at the time the statements were made and are subject to a number of risks, assumptions and uncertainties that could cause Openwave's actual or future results to differ materially from those suggested by the forward-looking statements, including: the ability to execute Openwave's stand-alone plan; the ability to achieve revenues from products and services initiatives under the stand-alone plan; competitive and pricing pressures; losing customers, failing to acquire new customers or reduction in revenue from existing customers; continuous consolidation in the industry; the results of Harbinger's offer; the risk that Openwave customers may delay or refrain from purchasing Openwave products due to uncertainties about Openwave's future and the availability of product support and upgrades; the risk that employees may pursue other employment opportunities; and the outcome of litigation related to Harbinger's offer or to the Board's rejection of the offer; and other risks referenced from time to time in Openwave's filings with the SEC, which are available without charge at http:// www.sec.gov or from Openwave's Web site at http://www.openwave.com.

Notice for Openwave Stockholders and Interested Parties

        This communication relates to the unsolicited tender offer commenced May 22, 2007 by Oreo Acquisition Co. LLC, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. Stockholders and other interested parties are urged to read Openwave's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") on June 4, 2007, as it may be amended from time to time, carefully and in its entirety because it contains important information. Stockholders of Openwave and other interested parties may obtain, free of charge, copies of Openwave's Schedule 14D-9 and other documents filed by Openwave with the SEC at the SEC's web site at http://www.sec.gov or at the Investor Relations section of the Openwave web site at http://www.openwave.com, and will also be available, without charge, by directing requests to Openwave's Investor Relations department.